EXHIBIT 99.1

American National Announces Second Quarter 2014 Results

GALVESTON, Texas, July 28, 2014 (GLOBE NEWSWIRE) -- American National Insurance Company (Nasdaq:ANAT) announced second quarter 2014 net income of $57,261,000 or $2.12 per diluted share compared to net income of $58,169,000 or $2.16 per diluted share for the same period in 2013.

Second quarter after-tax operating income increased to $43,526,000 or $1.61 per diluted share, as compared with $31,109,000 or $1.15 per diluted share for the same period in 2013. The increase in operating income was primarily driven by lower consolidated expenses along with improved claim experience and growth in premiums from our property and casualty segment. After-tax operating income excludes Realized Investment Earnings which is comprised of realized investment gains, equity in earnings of unconsolidated affiliates and income from non-controlling interests. Realized Investment Earnings for the second quarter of 2014 totaled $13,735,000 or $0.51 per diluted share compared to $27,060,000 or $1.01 per diluted share for the same period in 2013.

Net income for the six months ended June 30, 2014 was $110,139,000 or $4.09 per diluted share, down from net income of $118,140,000 or $4.39 per diluted share, for the same period in 2013.

After-tax operating income for the first six months of 2014 was $79,951,000 or $2.97 per diluted share, an increase from $70,921,000 or $2.63 per diluted share for the same period in 2013. The year-to-date change in operating income was due to the same factors as the quarter-to-date change. Realized Investment Earnings for the first half of 2014 totaled $30,188,000 or $1.12 per diluted share compared to $47,219,000 or $1.76 per diluted share for the same period in 2013.

Total revenues were $754,786,000 for the quarter ended June 30, 2014. Sales of recurring premium life policies increased by 3.1% for the second quarter of 2014 compared with the same period in 2013. As of June 30, 2014, Stockholders' Equity totaled $4.4 billion, a 4.2% increase from December 31, 2013. Book value per diluted share increased to $162.18 at June 30, 2014 from $155.70 at December 31, 2013.

American National Insurance Company
COMPARATIVE OPERATIONAL HIGHLIGHTS
Compiled on a GAAP basis (Preliminary & Unaudited)*

	Quarters Ended		Six Months Ended
	June 30,		June 30,

	2014	2013	2014	2013

Revenues	$ 754,786,000	$ 773,660,000	$ 1,527,222,000	$ 1,518,705,000
After-tax earnings:
Operating income **	$ 43,526,000	$ 31,109,000	$ 79,951,000	$ 70,921,000
Realized Investment Earnings **	13,735,000	27,060,000	30,188,000	47,219,000
Net income	$ 57,261,000	$ 58,169,000	$ 110,139,000	$ 118,140,000

Per share earnings:
Operating income – Diluted **	$ 1.61	$ 1.15	$ 2.97	$ 2.63
Realized Investment Earnings **
– Diluted	0.51	1.01	1.12	1.76
Net income – Diluted	$ 2.12	$ 2.16	$ 4.09	$ 4.39

Weighted average number of shares upon which computations are based:
Diluted	26,926,351	26,901,347	26,924,629	26,894,798
Basic	26,802,896	26,779,969	26,799,648	26,777,029

		As of
		June 30, 2014	December 31, 2013

Book value per diluted share		$ 162.18	$ 155.70

* Results are preliminary and unaudited. American National expects to timely file its Form 10-Q in August.
** Operating income excludes Realized Investment Earnings, which is comprised of realized investment gains, equity in earnings of unconsolidated affiliates, and income from non-controlling interests, after-tax. Net income is the sum of operating income and Realized Investment Earnings.

American National Insurance Company (American National), headquartered in Galveston, Texas, was founded in 1905 and is licensed to conduct the business of insurance in all states except New York. American National has been assigned an 'A' rating by A.M. Best Company and an 'A' rating by Standard & Poor's, both of which are nationally recognized rating agencies.

American National is also a family of companies that has, on a consolidated GAAP basis, $23.5 billion in assets, $19.1 billion in liabilities and $4.4 billion in stockholders' equity. The family of companies offers a broad line of products and services, which include life insurance, annuities, health insurance, credit insurance, pension products and property and casualty insurance for personal lines, agribusiness, and targeted commercial exposures. The family of companies operates in all 50 states and its major insurance subsidiaries include American National Life Insurance Company of Texas, American National Life Insurance Company of New York, American National Property and Casualty Company, Standard Life and Accident Insurance Company, Farm Family Life Insurance Company, Farm Family Casualty Insurance Company and United Farm Family Insurance Company.

For more information, including company news and investor relations information, visit the company's web site at www.anico.com.

CONTACT: John J. Dunn, Jr. (409) 766-6063